EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Vectren Corporation on Form S-3 of our report (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the changes in the method of accounting for goodwill described in Note 2G and financial derivative instruments and hedging activities described in Note 16, and the restatement described in Note 3) dated February 26, 2003, appearing in the Amendment No. 1 to the Annual Report on Form 10-K/A of Vectren Corporation for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Indianapolis, Indiana

July 31, 2003